   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1997

                                                          REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

             (Exact name of registrant as specified in its charter)

              ALABAMA
  (State or other jurisdiction of       (I.R.S. Employer      (Primary Standard Industrial
  incorporation or organization)     Identification Number)       Classification Code)

                             2801 HIGHWAY 280 SOUTH
                           BIRMINGHAM, ALABAMA 35223
                                 (205) 879-9230

         (Address, including zip code, and telephone number, including area code, of principal executive office)
                            ------------------------

                                  CAROLYN KING
                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                                 P. O. BOX 2606
                           BIRMINGHAM, ALABAMA 35202
                                 (205) 879-9230

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        STEPHEN E. ROTH, ESQ.                    STEVE M. CALLAWAY, ESQ.
Sutherland, Asbill & Brennan LLP 1275       American Foundation Life Ins. Co.
      Pennsylvania Avenue, N.W.                       P. O. Box 2606
     Washington, D.C. 20004-2404                Birmingham, Alabama 35202

                            ------------------------

    If any of the securities that have been registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
     TITLE OF EACH OF SECURITIES TO BE           AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
                REGISTERED                     BE REGISTERED          PER UNIT         OFFERING PRICE     REGISTRATION FEE
Modified Guaranteed Annuity Contracts and
  Participating Interests Therein..........          *                   *              $100,000,000          $34,483

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY
                       Cross Reference Sheet Pursuant to
                          Regulation S-K, Item 501(b)
             FORM S-1 ITEM NUMBER AND CAPTION HEADING IN PROSPECTUS

       1.  Forepart of the Registration Statement and
             Outside Front Cover Page of Prospectus...  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages
             of Prospectus............................  Capsule Summary of the Contract; Table of
                                                          Contents

       3.  Summary Information, Risk Factors and Ratio
             of Earnings to Fixed Charges.............  Outside Front Cover Page; Capsule Summary
                                                          of the Contract; Glossary of Special
                                                          Terms

       4.  Use of Proceeds............................  Investments by Protective

       5.  Determination of Offering Price............  Not Applicable

       6.  Dilution...................................  Not Applicable

       7.  Selling Security Holders...................  Not Applicable

       8.  Plan of Distribution.......................  Distribution of Contracts

       9.  Description of Securities to be
             Registered...............................  Capsule Summary of the Contract;
                                                        Description of Contracts, Appendix B;
                                                          Appendix C

      10.  Interests of Named Experts and Counsel.....  Not Applicable

      11.  Information with Respect to the
             Registrant...............................  American Foundation Life Insurance Company;
                                                          Executive Officers and Directors;
                                                          Executive Compensation; Financial
                                                          Statements; Legal Proceedings

      12.  Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities..............................  Undertakings

PROSPECTUS

                     MODIFIED GUARANTEED ANNUITY CONTRACTS

                                   ISSUED BY
                   American Foundation Life Insurance Company
                            ("American Foundation")
                             2801 Highway 280 South
                           Birmingham, Alabama 35223
                                 (800) 456-6330

                            ------------------------

    This Prospectus describes interests in a non-participating individual modified guaranteed annuity contract. It is designed and offered to provide annuity payments in connection with retirement programs that may or may not qualify for special income tax treatment under the Internal Revenue Code. The individual modified guaranteed annuity contract is hereafter referred to as the "Contract".

    The Annuity Premium payments accepted by American Foundation under the Contract will be allocated to and accounted for in a non-unitized separate account. The assets of this separate account equal to the reserves and other contract liabilities are not chargeable with the liabilities arising out of any other business the Company conducts.

    An Annuity Premium of at least $10,000 is required to purchase a Contract. Additional Annuity Premium payments may be accepted. Regardless of the number of Annuity Premium payments made, only one Contract will be issued. American Foundation reserves the right not to accept any Annuity Premium payment and to limit the total amount of your Annuity Premiums.

    Each Annuity Premium payment (less premium taxes, if applicable) will be allocated at your direction to one or more Sub-Accounts which correspond to the Guaranteed Periods chosen by you, and will accumulate at the Guaranteed Interest Rate or Rates applicable to such Guaranteed Periods. American Foundation currently offers several Guaranteed Periods. PARTIAL AND FULL SURRENDERS MADE PRIOR TO THE END OF A GUARANTEED PERIOD MAY BE SUBJECT TO A SURRENDER CHARGE, AND WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT, WHICH COULD EITHER INCREASE OR DECREASE YOUR ACCOUNT VALUE. American Foundation guarantees that Annuity Premium held to the end of a Guaranteed Period will accumulate at its Guaranteed Interest Rate, and will not be subject to a Surrender Charge or a Market Value Adjustment.

    PLEASE READ THIS PROSPECTUS CAREFULLY. INVESTORS SHOULD KEEP A COPY FOR FUTURE REFERENCE.

AN INVESTMENT IN THE CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, NOR IS THE CONTRACT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THE CONTRACT INVOLVES CERTAIN RISKS, INCLUDING THE LOSS OF ANNUITY DEPOSITS (PRINCIPAL).

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS

                        CAPSULE SUMMARY OF THE CONTRACT

    This Prospectus describes an individual modified guaranteed annuity contract ( the "Contract") issued by American Foundation Life Insurance Company ("American Foundation").

    The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment including Individual Retirement Annuities or Accounts, certain Tax Sheltered Annuities and H.R. 10 plans.

    You must submit a properly completed application along with an Annuity Premium payment to receive a Contract. Your initial Annuity Premium must be at least $10,000 unless approved by the Company. Additional Annuity Premium payments may be accepted. Regardless of the number of Annuity Premium payments made, only one Contract will be issued. We reserve the right not to accept any Annuity Premium payment and to limit the total amount of your Annuity Premium.

    Each Annuity Premium payment will be allocated to one or more Sub-Accounts which correspond to the Guaranteed Periods that you specify. A Guaranteed Period is the period of years for which a rate of interest is guaranteed. You select Initial Guaranteed Period(s) from among those offered by us at the time the Annuity Premium is paid. During an Initial Guaranteed Period, Annuity Premium allocated to a Sub-Account will earn interest at the Initial Guaranteed Interest Rate established by the Company.

    At the end of the Initial Guaranteed Period a Subsequent Guaranteed Period will begin. Unless you instruct us otherwise in Writing, the Sub-Account value at the end of the Guaranteed Period will become the Sub-Account Premium for a Subsequent Guaranteed Period with the same duration as the previous Guaranteed Period, if it does not extend beyond the Annuity Commencement Date. Otherwise, the Subsequent Guaranteed Period will be the longest Guaranteed Period then offered which does not extend beyond the Annuity Commencement Date. The Sub-Account will earn interest at the Subsequent Guaranteed Interest Rate. The Subsequent Guaranteed Interest Rate will be determined at the beginning of the Subsequent Guaranteed Period and may not be equal to the Initial Guaranteed Interest Rate then offered for an Initial Guaranteed Period of the same duration. Initial and Subsequent Guaranteed Interest Rates will not be less than an annual effective interest rate of 3%.

    AMERICAN FOUNDATION LIFE INSURANCE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED RATES TO BE DECLARED. WE CANNOT PREDICT NOR DO WE GUARANTEE FUTURE INTEREST RATES TO BE DECLARED. (See "Establishment of Guaranteed Interest Rates").

    We make no charges to your Annuity Premium when it is received by us (except deduction for premium taxes, where applicable). Full and partial surrenders from each Sub-Account are permitted subject to certain restrictions. A full or partial surrender made prior to the end of a Guaranteed Period will be subject to a Market Value Adjustment and may be subject to a Surrender Charge, which could result in the receipt of less than your Annuity Premium(s). A Surrender Charge will apply during each Guaranteed Period. For Guaranteed Periods with durations longer than seven years, a Surrender Charge will only apply during the first seven years. The Surrender Charge is equal to a specified Surrender Charge Percentage (maximum 7%) applied to the amount of each full or partial surrender requested adjusted by the Market Value Adjustment, less any amount available as an Interest Withdrawal. (See "Interest Withdrawals" and "Surrender Charges").

    After the first Premium Year of any Sub-Account, you may request a withdrawal of all, or a portion of the interest credited to that Sub-Account during the prior Premium Year. Your request must be in Writing and you may only make one such request per Premium Year. No Surrender Charge or Market Value Adjustment will be imposed on these interest withdrawals. Any such withdrawal may, however, be subject to tax, including a 10% penalty tax under the Internal Revenue Code. (See "Federal Tax Matters".)

    A Market Value Adjustment is applied when you make a full or partial surrender from a Sub-Account prior to the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between (i) the Guaranteed Interest Rate initially established for the Sub-Account from which the surrender is being made; and, (ii) the Guaranteed Interest Rate in effect at the time of the surrender for a Guaranteed Period equivalent to the original duration of the Guaranteed Period from which the surrender is being made reduced by the number of completed years elapsed since the Guaranteed Period was established. It is possible that the interest rate for a Guaranteed Period equivalent to the time remaining in the Sub-Account from which the surrender is being made may be higher at the time of surrender than the Guaranteed Interest Rate credited at the time a Sub-Account was established. In this case, the amount you would receive upon a surrender may be less than the amount allocated to the Sub-Account plus the interest credited thereon. If the interest rate for a Guaranteed Period equivalent to the time remaining in the Sub-Account from which the surrender is being made is lower than the Guaranteed Interest Rate credited when the Sub-Account was established, you could receive an amount larger than the amount allocated to the Sub-Account plus the interest credited. (See "Market Value Adjustment").

    Partial or full surrenders are generally taxable, and may also may be subject to a 10% penalty tax under the Internal Revenue Code (See "Federal Tax Matters".) We may defer payment of any full or partial surrender for a period not exceeding 6 months from the Surrender Date, or the period permitted by applicable state insurance law, if less.

    On the Annuity Commencement Date, American Foundation will apply the Account Value, less applicable premium taxes, to the Annuity option you have selected. To elect an Annuity option, you must notify us of the Annuity option you are electing 30 days prior to the Annuity Commencement Date. (See "Annuity Benefits").

    This Contract provides for a Death Benefit. If an Owner dies while this Contract is in force and before the Annuity Commencement Date, a Death Benefit may be payable to the Beneficiary. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Estate of the deceased Owner will be the Beneficiary.

    Only one Death Benefit is payable under this Contract. (See "Death
Benefit").

    For Contracts subject to premium tax, the premium tax may be deducted from the Annuity Premium when received or upon full or partial surrender, or from the Death Benefit or the amount applied to an Annuity option. Currently, New York does not impose premium tax.

    We will furnish you with a report annually showing your Account Value, Sub-Account Values, and all other information required by law. The report will not include our financial statements.

    You may cancel your Contract within thirty days after receipt by returning or mailing it to us or the person who sold you the Contract. We will refund the Account Value adjusted by the Market Value Adjustment (except for Individual Retirement Annuities returned within seven days of issuance) and cancel the Contract, as though it had never been issued.

                               TABLE OF CONTENTS

GLOSSARY OF SPECIAL TERMS.........................................................................          6

DESCRIPTION OF CONTRACTS..........................................................................          8
A.         General................................................................................          8
B.         Application Information, Annuity Premium...............................................          8
C.         Initial and Subsequent Guaranteed Periods..............................................          8
D.         Determination of Guaranteed Interest Rates.............................................         10
E.         Surrenders.............................................................................         10
           1.         Market Value Adjustment.....................................................         10
           2.         Surrender Charge............................................................         11
           3.         Interest Withdrawals........................................................         12
F.         Premium Taxes..........................................................................         12
G.         Death Benefit..........................................................................         12
H.         Annuity Benefits.......................................................................         13
           1.         Electing the Annuity Commencement Date and Form of Annuity..................         13
           2.         Change of Annuity Commencement Date, Annuity Option, or Annuitant...........         13
           3.         Annuity Options.............................................................         14
           4.         Annuity Payment.............................................................         14
           5.         Death of Annuitant or Owner After Annuity Commencement Date.................         14

INVESTMENTS BY AMERICAN FOUNDATION................................................................         15

OTHER PROVISIONS..................................................................................         16
A.         Contract Transactions..................................................................         16
B.         Amendment of Contracts.................................................................         16
C.         Assignment of Contracts................................................................         16

DISTRIBUTION OF CONTRACTS.........................................................................         16

FEDERAL TAX MATTERS...............................................................................         16
A.         Introduction...........................................................................         16
B.         The Company's Tax Status...............................................................         17
C.         Taxation of Annuities in General.......................................................         17
           1.         Tax Deferral During Accumulation Period.....................................         17
           2.         Taxation of Partial and Full Withdrawals....................................         17
           3.         Taxation of Annuity Payments................................................         18
           4.         Taxation of Death Benefit Proceeds..........................................         18
           5.         Penalty Tax on Premature Distributions......................................         18
           6.         Aggregation of Contracts....................................................         19
           7.         Loss of Interest Deduction Where Contracts Are Held by or for the Benefit of
                        Certain Non-natural Persons...............................................         19
D.         Qualified Retirement Plans.............................................................         19
           1.         In General..................................................................         19
                      a. Individual Retirement Annuities..........................................         20
                      b. Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-
                         Sharing Plans............................................................         20
                      c. Tax-Sheltered Annuities..................................................         21
           2.         Direct Rollover Rules.......................................................         21
E.         Federal Income Tax Withholding.........................................................         21

AMERICAN FOUNDATION LIFE INSURANCE COMPANY........................................................         22
A.         Business...............................................................................         22
B.         Selected Financial Data................................................................         22
C.         Management's Discussion and Analysis of Financial Condition and Results of Operations..         23
           1.         Results of Operations.......................................................         23
                      a. Known Trends and Uncertainties...........................................         23
                      b. Recently Issued Accounting Standards.....................................         25
           2.         Recently Issued Accounting Standards........................................         25
           3.         Liquidity and Capital Resources.............................................         25
           4.         Impact of Inflation.........................................................         25
D.         Investments............................................................................         25
E.         Indemnity Reinsurance..................................................................         26
F.         Policy Liabilities and Accruals........................................................         26
G.         Competition............................................................................         26
H.         Regulation.............................................................................         26
I.         Recent Developments....................................................................         28
J.         Employees..............................................................................         29
K.         Properties.............................................................................         29

DIRECTORS AND EXECUTIVE OFFICERS..................................................................         29

EXECUTIVE COMPENSATION............................................................................         31

SUMMARY COMPENSATION TABLE........................................................................         31

OPTION/SAR GRANTS IN LAST FISCAL YEAR.............................................................         32

AGGREGATED FY-END OPTION/SAR VALUES...............................................................         32

PERFORMANCE SHARE PLAN............................................................................         32

PENSION PLAN......................................................................................         33

ADDITIONAL AGREEMENTS.............................................................................         34
A.         Compensation Committee Interlocks and Insider Participation............................         34
B.         Management Ownership of PLC Stock......................................................         35

CERTAIN TRANSACTIONS..............................................................................         36

LEGAL PROCEEDINGS.................................................................................         36

EXPERTS...........................................................................................         36

LEGAL MATTERS.....................................................................................         36

REGISTRATION STATEMENT............................................................................         36

APPENDIX A........................................................................................        A-1

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THAT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF, OR SOLICITATION OF AN OFFER TO ACQUIRE, ANY CONTRACTS OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.

                           GLOSSARY OF SPECIAL TERMS

    "We", "us", "our", "American Foundation", and "Company" refer to American Foundation Life Insurance Company. "You", "your", and "Owner" refer to a person who has been issued a Contract. Individuals as well as non-natural persons, such as corporations and trusts, may be Owners. The individual modified guaranteed annuity contract is hereinafter referred to as the "Contract."

                                  DEFINITIONS

    ACCOUNT VALUE:  The sum of all Sub-Account Values.

    ADMINISTRATIVE OFFICE: 2801 Highway 280 South, Birmingham, Alabama 35223. Correspondence sent by U.S. Mail should be addressed to American Foundation at P.O. Box 10648, Birmingham, Alabama 35202-0648.

    ANNUITANT: Annuity payments may depend upon the continuation of the life of a person. That person is called an Annuitant. If an Annuitant is not an Owner and dies prior to the Annuity Commencement Date, the Owner first named on the application will become the Annuitant, unless the Owner designates otherwise.

    ANNUITY:  A series of periodic payments.

    ANNUITY COMMENCEMENT DATE: The date on which Annuity payments are determined. The initial payment must be made within one month of the Annuity Commencement Date.

    ANNUITY PREMIUM: Payments (less premium taxes, if applicable) made and allocated to the Guaranteed Period(s) you select under the Contract. Each Annuity Premium and each allocation to a Guaranteed Period must be at least $10,000. We reserve the right not to accept any Annuity Premium payment and to limit the total amount of your Annuity Premiums. Only one Contract will be issued regardless of the number of Annuity Premiums you make.

    BENEFICIARY: The person or persons entitled to receive the Death Benefit under this Contract, if any, upon the death of an Owner.

       PRIMARY--The Primary Beneficiary is the surviving Owner, if any. If there is no surviving Owner, the Primary Beneficiary is the person or persons designated on the application or, if changed by the Owner, the person or persons so named in our records.

       CONTINGENT--The person or persons named to receive the Death Benefit if the Primary Beneficiary is not living at the time of an Owner's death. If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Estate of the deceased Owner will be the Beneficiary.

       IRREVOCABLE--An irrevocable Beneficiary is one whose consent is needed to change the Beneficiary designation, and to exercise certain other rights.

    COMPANY:  American Foundation Life Insurance Company.

    DEATH BENEFIT: The amount payable to a Beneficiary upon the death of an Owner prior to the Annuity Commencement Date. Only one Death Benefit is payable under this Contract even though the Contract may, in some circumstances, continue beyond an Owner's death.

    EFFECTIVE DATE: The date on which we begin crediting interest on your initial Annuity Premium. The Effective Date is shown on the Schedule page of your Contract. Contract Years are measured from the Effective Date.

    GUARANTEED INTEREST RATE: The effective rate of interest, calculated after daily compounding has been taken into account, which is established by the Company for a Guaranteed Period. Guaranteed Interest Rates are designated either "Initial" or "Subsequent".

    GUARANTEED PERIOD: The period for which a Guaranteed Interest Rate will be credited to a Sub-Account. Guaranteed Periods are designated as either "Initial" or "Subsequent".

    MARKET VALUE ADJUSTMENT: The adjustment made to a Sub-Account Value when a full or partial surrender is made prior to the end of a Guaranteed Period.

    NET ACCOUNT VALUE:  The sum of all Net Sub-Account Values.

    NET SUB-ACCOUNT VALUE: The Sub-Account Value after application of the Market Value Adjustment and deductions for any Surrender Charges and applicable premium taxes.

    NET SURRENDER AMOUNT: The Surrender Amount after application of the Market Value Adjustment and less any deductions for any Surrender Charges and applicable premium taxes.

    QUALIFIED CONTRACTS: Contracts issued in connection with retirement plans that receive favorable tax treatment under sections 401, 403, or 408 of the Internal Revenue Code of 1986, as amended.

    QUALIFIED PLAN: Retirement plans which receive favorable tax treatment under sections 401, 403, or 408 of the Internal Revenue Code of 1986, as amended.

    SUB-ACCOUNT: Annuity Premium is allocated to one or more Sub-Accounts. A Sub-Account is characterized by its Guaranteed Period and its corresponding Guaranteed Interest Rate.

    SUB-ACCOUNT PREMIUM: Annuity Premium allocated to a Sub-Account, or any amount transferred to a Sub-Account at the end of a Guaranteed Period. Premium Years are measured from the date the Sub-Account Premium is credited.

    SUB-ACCOUNT VALUE: The Sub-Account Premium, increased by all interest credited and decreased by previous full or partial surrenders (including applicable Surrender Charges, Market Value Adjustments and premium taxes) and previous interest withdrawals. The Sub-Account Value of each Sub-Account under this Contract must be at least $10,000 at all times.

    SURRENDER AMOUNT: The portion of the Sub-Account Value removed to satisfy a written request for a full or partial surrender.

    SURRENDER CHARGE: A charge imposed when a partial or full surrender is made prior to the end of a Guaranteed Period.

    SURRENDER DATE: The date on which we receive at our Administrative Office a request in Writing for a full or partial surrender, or such later date that you may request.

    WRITING: A written form satisfactory to the Company received at the Administrative Office. Correspondence sent by U.S. Mail should be addressed to American Foundation, P. O. Box 10648, Birmingham, Alabama 35202-0648.

                            DESCRIPTION OF CONTRACTS

A.  GENERAL

    The Contract is a flexible-premium, deferred, individual modified guaranteed annuity contract. The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment including Individual Retirement Annuities or Accounts, certain Tax Sheltered Annuities and H.R. 10 plans. We reserve the right to accept or decline a request to issue a Contract.

B.  APPLICATION INFORMATION, ANNUITY PREMIUM

    To apply for a Contract, an Annuity Premium must accompany a properly completed application. The minimum Annuity Premium is $10,000. American Foundation reserves the right not to accept any Annuity Premium payment and to limit the total amount of your Annuity Premium. Currently, the maximum aggregate amount of Annuity Premium that will be accepted without prior Administrative Office approval is $1,000,000.

    Each Annuity Premium (less premium taxes, if applicable) will be allocated at your direction to one or more Sub-Accounts corresponding to the Guaranteed Periods you choose. Each Annuity Premium will accumulate at specified Guaranteed Interest Rate(s). Your Account Value is the sum of all of your Sub-Account Values. Each Sub-Account Value is equal to the amount you allocated to the Sub-Account (either as an Annuity Premium or as part of a transfer of a Sub-Account Value at the end of the previous Guaranteed Period), plus the interest credited thereto at the Guaranteed Interest Rate, as adjusted for any prior full or partial surrenders (including Market Value Adjustments, Surrender Charges, premium taxes thereon and previous interest withdrawals).

    You will start earning interest on the day your Contract is issued, which is also called the Effective Date. Additional Annuity Premium payments may be made to the Contract, subject to our acceptance. Regardless of the number of Annuity Premium payments made, only one Contract will be issued.

C.  INITIAL AND SUBSEQUENT GUARANTEED PERIODS

    You select the Guaranteed Periods for each Annuity Premium from those durations offered by us at the time the Annuity Premium is made, provided no Guaranteed Period may extend beyond the Annuity Commencement Date. All Guaranteed Periods may not be available in all states at all times. We will establish a Sub-Account for each Guaranteed Period you select. The minimum allocation to a Sub-Account is $10,000. The Sub-Account Premium will earn interest at the Initial Guaranteed Interest Rate which will be an effective annual interest rate after taking into account daily compounding of interest.

    Set forth below is an illustration of how interest will be credited to your Account Value during each Guaranteed Period. For the purpose of this example we have made the assumptions as indicated.

    NOTE: THE FOLLOWING EXAMPLE ASSUMES NO SURRENDERS OR WITHDRAWALS OF ANY AMOUNT AND NO PREMIUM TAX DUE ON ISSUANCE. A MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE MAY APPLY TO ANY SUCH PARTIAL OR FULL SURRENDER MADE PRIOR TO THE END OF A GUARANTEED PERIOD (SEE "SURRENDERS"). THE HYPOTHETICAL INTEREST RATES ARE ILLUSTRATIVE ONLY AND ARE NOT INTENDED TO PREDICT FUTURE INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN GUARANTEED PERIOD MAY BE MORE OR LESS THAN THOSE SHOWN.

             EXAMPLE OF COMPOUNDING AT THE GUARANTEED INTEREST RATE

Premium:
Guaranteed Period:
Guaranteed Interest Rate:

                                                              YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5
                                                             ---------  ---------  ---------  ---------  ---------
Beginning of Year 1 Account Value:
  X (1 + Guaranteed Interest Rate):
  = End of Year 1 Account Value:
Beginning of Year 2 Account Value:
  X (1 + Guaranteed Interest Rate):
  = End of Year 2 Account Value:
Beginning of Year 3 Account Value:
  X (1 + Guaranteed Interest Rate):
  = End of Year 3 Account Value:
Beginning of Year 4 Account Value:
  X (1 + Guaranteed Interest Rate):
  = End of Year 4 Account Value:
Beginning of Year 5 Account Value:
  X (1 + Guaranteed Interest Rate):
  = End of Year 5 Account Value:
    Total Interest Credited in Guaranteed Period:
    Account Value at End of Guaranteed Period:

    At the end of any Guaranteed Period a Subsequent Guaranteed Period will begin. Unless you instruct us otherwise in Writing, the Sub-Account Value at the end of a Guaranteed Period will become the Sub-Account Premium for a Subsequent Guaranteed Period with the same duration as the previous Guaranteed Period, if it does not extend beyond the Annuity Commencement Date. Otherwise, the Subsequent Guaranteed Period will be the longest Guaranteed Period then offered which does not extend beyond that date. The Company will always offer a 1-year Subsequent Guaranteed Period in addition to other Guaranteed Periods then available.

    The Sub-Account Premium will earn interest at the Subsequent Guaranteed Interest Rate. The Subsequent Guaranteed Interest Rate will be determined at the beginning of the Subsequent Guaranteed Period and may not be equal to the Initial Guaranteed Interest Rate then offered for an Initial Guaranteed Period of the same duration.

    Initial and Subsequent Guaranteed Interest Rates will not be less than an annual effective interest rate of 3%. You may not transfer a Sub-Account Value to any other Sub-Account before the end of the existing Sub-Account's Guaranteed Period. At least 45 days, but no more than 75 days prior to the end of each Guaranteed Period, we will send a written notice advising you of the maturity date and maturity value of the Sub-Account. At your request during this period, we will provide you with the then effective Guaranteed Interest Rate for each specified Subsequent Guaranteed Period. THE ACTUAL GUARANTEED INTEREST RATE WILL BE DETERMINED AT THE BEGINNING OF THE SUBSEQUENT GUARANTEED PERIOD(S) YOU SELECT.

    In no event may Guaranteed Periods extend beyond the Annuity Commencement Date then in effect. The Annuity Commencement Date may not be later than the Annuitant's 90th birthday (or a date to which we agree in writing). Any request for extension of the Annuity Commencement Date beyond the

Annuitant's 90th birthday must be approved in writing by the Administrative Office. Annuity Commencement Dates which occur at advanced ages, E.G., past age 85, may in some circumstances have adverse income tax consequences. (See "Federal Tax Matters".)

D.  DETERMINATION OF GUARANTEED INTEREST RATES

    From time to time, American Foundation Life Insurance Company, in its sole discretion, determines the Guaranteed Interest Rate for each Initial and Subsequent Guaranteed Period. The determination will be reflective of interest rates available on the types of instruments in which the Company intends to invest the proceeds attributable to the Contracts. (See "Investments By American Foundation"). In addition, we may also consider various other factors in determining Guaranteed Interest Rates, including regulatory and tax requirements; sales commissions and administrative expenses incurred by the Company; general economic trends; and, competitive factors.

    Sub-Account Premium of $100,000 or more is currently credited with an interest rate in excess of that credited to Sub-Account Premium of less than $100,000. In addition, if your account value exceeds $100,000 all subsequent Annuity Premiums and renewals will be credited with the increased interest rate. American Foundation reserves the right to change or discontinue offering the increased interest rate at its discretion. A Guaranteed Interest Rate credited to a Sub-Account will never be changed prior to the end of the Guaranteed Period. AMERICAN FOUNDATION LIFE INSURANCE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO GUARANTEED INTEREST RATES TO BE DECLARED. WE CANNOT PREDICT NOR DO WE GUARANTEE FUTURE INTEREST RATES TO BE DECLARED.

E.  SURRENDERS

    Full surrenders may be made at any time. Partial surrenders may only be made if each Sub-Account Value after the partial surrender is at least $10,000. You must specify the Sub-Accounts from which the partial surrender is to be made, but if a surrender is requested from a Sub-Account which has the same Guaranteed Period as any other Sub-Account, the partial surrender must come from the Sub-Account with the shortest time remaining.

    In the case of certain Qualified Plans, Federal tax law imposes restrictions on the form and manner in which benefits may be paid. For example, spousal consent may be needed in certain instances before a distribution may be made.

    1.  MARKET VALUE ADJUSTMENT

    The amount payable on a full or partial surrender made prior to the end of any Guaranteed Period may be adjusted up or down by the application of the Market Value Adjustment formula.

    The Market Value Adjustment is equal to the Market Value Adjustment Percentage indicated below, applied to the amount of each full or partial surrender requested less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender. The Market Value Adjustment does not apply to surrenders made from a Sub-Account at the end of its Guaranteed Period. Such surrenders should be requested during the final 30 days of the Guaranteed Period.

    MARKET VALUE ADJUSTMENT PERCENTAGE = (C - I + 0.25%) X (N/12), WHERE:

    C = the Guaranteed Interest Rate currently in effect for a Guaranteed Period with a duration equivalent to the time remaining in the Guaranteed Period from which the surrender is being made. Linear interpolation will be used to determine C when the time remaining is not an integral number of whole years. When the time remaining is less than one year, C will be the current one year rate;

    I = the Guaranteed Interest Rate initially established for the Guaranteed Period from which the surrender is being made;

    N = The number of months remaining in the Guaranteed Period from which the surrender is being made.

    C will be based upon the same factors used in determining I, including whether the original Guaranteed Period was an Initial Guaranteed Period or a Subsequent Guaranteed Period, and whether or not I included excess rate.

    In the event a current Guaranteed Interest Rate is no longer calculated by the Company, a suitable replacement index, subject to all necessary regulatory approvals, will be used.

    The Market Value Adjustment formula includes a set percentage factor (0.25%) designed to compensate American Foundation for certain expenses and losses that might be incurred as a direct or indirect result or consequence of surrenders.

    Please refer to Appendix A of this Prospectus, which contains an example of the Market Value Adjustment Percentage as it is applied to a surrender request.

    2.  SURRENDER CHARGES

    A Surrender Charge, if applicable, will be applied to a full or partial surrender from a Sub-Account requested prior to the end of a Guaranteed Period. The Surrender Charge Percentage for each year of an Initial or Subsequent Guaranteed Period is indicated in the appropriate table below. The Surrender Charge is determined by applying the Surrender Charge Percentage to the amount of each full or partial surrender requested adjusted by any applicable Market Value Adjustment, less any amount available under the "INTEREST WITHDRAWAL" provision of this Contract at the time of the surrender. The Surrender Charge does not apply to Surrenders made from a Sub-Account at the end of its Guaranteed Period.

                SURRENDER CHARGE FOR INITIAL GUARANTEED PERIODS

                     PREMIUM YEAR DURING WHICH SURRENDER IS TAKEN
 GUARANTEED   ----------------------------------------------------------
   PERIOD      1     2     3     4     5     6     7     8     9     10
------------  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
  1.........    1%
  2.........    2%    1%
  3.........    3%    2%    1%
  4.........    4%    3%    2%    1%
  5.........    5%    4%    3%    2%    1%
  6.........    6%    5%    4%    3%    2%    1%
7-10........    7%    6%    5%    4%    3%    2%    1%    0%    0%    0%

               SURRENDER CHARGE FOR SUBSEQUENT GUARANTEED PERIODS

                     PREMIUM YEAR DURING WHICH SURRENDER IS TAKEN
 GUARANTEED   ----------------------------------------------------------
   PERIOD      1     2     3     4     5     6     7     8     9     10
------------  ----  ----  ----  ----  ----  ----  ----  ----  ----  ----
  1.........    1%
  2.........    2%    1%
  3.........    3%    2%    1%
  4.........    4%    3%    2%    1%
  5.........    5%    4%    3%    2%    1%
  6.........    5%    5%    4%    3%    2%    1%
7-10........    5%    5%    5%    4%    3%    2%    1%    0%    0%    0%

    There is no Surrender Charge after the first seven years of Guaranteed Periods with a duration greater than seven years. In addition, for purposes of determining amounts subject to the Surrender Charge, we will consider surrendered amounts first to be interest withdrawals, to the extent interest credited to your Sub-Accounts during the prior Contract Year has not yet been withdrawn. No Surrender Charge (or Market Value Adjustment) is imposed on these interest withdrawal amounts. (See "Interest Withdrawals".)

The Surrender Charge and Market Value Adjustment will not apply to full or partial surrenders from a Sub-Account at the end of its Guaranteed Period.

The Net Surrender Amount will be calculated by the Company on the Surrender Date using the following formula:

                            (A - M - S - P), WHERE:

       A= the Surrender Amount

       M= the amount of the Market Value Adjustment;

       S= the amount of the Surrender Charge;

       P= the amount of unpaid premium taxes, if any.

The Company may defer payment of any partial or full surrender for the period permitted by law. In no event will the deferral exceed 6 months from the Surrender Date.

    Full or partial surrender may be subject to Federal and state income tax, including a 10 percent penalty tax (see "Federal Tax Matters"), and, in some cases, premium tax (See "Premium Taxes"). Under certain Qualified Plans, the consent of your spouse may be required. Under Tax-Sheltered Annuities, withdrawals attributable to contributions made pursuant to a salary reduction agreement may be made only in limited circumstances. (See "Federal Tax Matters".)

    3.  INTEREST WITHDRAWALS

    After the first Premium Year of any Sub-Account, you may request a withdrawal of all, or a portion of the interest credited to that Sub-Account during the prior Premium Year. Your request must be in Writing and you may only make one such request per Premium Year. No Surrender Charge or Market Value Adjustment will be imposed on these interest withdrawals. Any such withdrawal may, however, be subject to tax, including the 10% penalty tax under the Internal Revenue Code. Withdrawals are permitted from Contracts issued as Tax Sheltered Annuities only under limited circumstances. (See "Federal Tax Matters".)

F.  PREMIUM TAXES

    Premium taxes will be deducted, if applicable. For Contracts subject to premium tax, the premium tax may be deducted from the Annuity Premium when received or upon full or partial surrender, or from the Death Benefit or the amount applied to an Annuity option. Where applicable, these tax rates range up to 3.50%. Currently, New York does not impose premium tax.

G.  DEATH BENEFIT

    If the Annuitant is not an Owner and dies prior to the Annuity Commencement Date, the Owner first named on the Application will become the new Annuitant unless the Owner designates otherwise. If any Owner is not an individual, the death of the Annuitant will be treated as the death of an Owner.

    If any Owner dies while this Contract is in force prior to the Annuity Commencement Date, a Death Benefit will be payable to the Beneficiary.

    The Death Benefit will be determined as of the date due proof of death is received by the Company. If a claim for the Death Benefit is received at our Administrative Office within 1 year of the date of death, the Death Benefit will equal the greater of: (1) the Account Value, less applicable premium taxes; or
(2) the Net Account Value. If a claim is received later than 1 year after the date of death, the Death Benefit will equal the Net Account Value. Only one Death Benefit is payable under this Contract.

    The Death Benefit may be taken in one sum immediately. In this event, the Contract will terminate. If the Death Benefit is not taken in one sum immediately, then the entire interest in the Contract must be distributed under one of the following options.

    (1) the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner's death, or

    (2) the entire interest must be distributed within 5 years of the Owner's death.

If the Beneficiary is the deceased Owner's spouse, then the surviving spouse may elect, in lieu of receiving the Death Benefit, to continue the Contract and become the new Owner. The surviving spouse may select a new Beneficiary. Upon this spouse's death, the Death Benefit will become payable to the new Beneficiary and must then be distributed to the new Beneficiary in one sum immediately or according to either paragraph (1) or (2) above.

    If there is more than one Beneficiary, the foregoing provisions will apply to each Beneficiary individually.

    You may change the Beneficiary at any time, but any such change must be in Writing. We must also receive any Irrevocable Beneficiary's written consent to make a change. The request will be effective on the date the request is signed, but we will not be liable for any payment we make before we receive and acknowledge the request at our Administrative Office.

H.  ANNUITY BENEFITS

    1.  ELECTING THE ANNUITY COMMENCEMENT DATE AND FORM OF ANNUITY

    Upon purchasing a Contract, you may select an Annuity Commencement Date. The Annuity Commencement Date you select cannot be earlier than the end of any Guaranteed Period nor later than the Annuitant's 90th Birthday. Any request for extension of the maximum Annuity Commencement Date must be approved by our Administrative Office. If no Annuity Commencement Date is selected, the Annuity Commencement Date will be the end of the Contract Year immediately prior to the Annuitant's 90th birthday. You may elect to have all, or a portion or your Account Value applied to an Annuity option on the Annuity Commencement Date. Annuity Commencement Dates which occur at advanced ages, E.G., past age 85, may in some circumstances have adverse income tax consequences. (See "Federal Tax Matters".) Distributions from Qualified Contracts may be required before the Annuity Commencement Date. In the absence of such election, the Account Value will be applied on the Annuity Commencement Date under Option 1 Payments for a 5-Year Certain Period.

    2.  CHANGE OF ANNUITY COMMENCEMENT DATE, ANNUITY OPTION OR ANNUITANT

    You may change the Annuity Commencement Date, the Annuity option, or both. Any such change must be made in Writing and we must receive it at least 30 days prior to the scheduled Annuity Commencement Date. The Annuity Commencement Date you select cannot be earlier than the end of any existing Guaranteed Period nor later than the Annuitant's 90th Birthday. You may also change the Annuitant prior to the Annuity Commencement Date provided the change is made in Writing. If any

Owner is not an individual, the Annuitant may not be changed. The new Annuitant's 90th birthday may not be before the end of any existing Guaranteed Period. Once the request is received and acknowledged at our Administrative Office, any change will relate back to and take effect on the date the request was signed. If an Annuitant is not an Owner and dies prior to the Annuity Commencement Date, the Owner first named on the application will become the Annuitant, unless otherwise designated.

    3.  ANNUITY OPTIONS

    Annuity payments will be paid to the Annuitant, unless directed otherwise by the Owner. Currently, any one of the following Annuity options may be elected. Other Annuity options may be offered in the future. For Contracts issued to fund certain Qualified Plans, other Annuity options will be available and certain restrictions may apply.

       OPTION 1--Payment For a Certain Period. Guaranteed payments will be made for any certain period from 5 to 30 years.

       OPTION 2--Payments for Life. Payments are based upon the life of the Annuitant and stop upon the Annuitant's death.

       OPTION 3--Life Income with Payments for a Certain Period. Payments are based on the life of the Annuitant. Payments will continue for the lifetime of that person with payments guaranteed for the selected certain period of 10 years. Payments stop upon the death of the Annuitant or at the end of the certain period, whichever is later.

    The dollar amount of guaranteed minimum monthly payments under each available Annuity option for each $1,000 applied will be calculated in accordance with the 1983 Individual Annuitant Mortality Table A projected 14 years with interest at 3% per annum. To determine future minimum monthly rates, one year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1997. Upon annuitization, if we have available rates more favorable than those guaranteed, the higher rates will apply.

    4.  ANNUITY PAYMENT

    We will send a written notice advising you of the Annuity Commencement Date at least 45 days, but no more than 75, days before that date. If the Annuitant is alive on the Annuity Commencement Date then the Account Value, less applicable premium taxes, will be applied to the Annuity option you have selected. In the absence of a selection, however, this amount will be applied under OPTION 1--Payments for a 5 year Certain Period.

    The first payment under any Annuity option will be made one month following the Annuity Commencement Date. Subsequent payments will be made in accordance with the manner of payment selected.

    The Annuity option elected must result in a payment of an amount at least equal to the minimum payment amount according to the Company's rules then in effect. If at any time payments are less than the minimum payment amount, we have the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, we may make other arrangements that are equitable to the Annuitant.

    This Contract may not be surrendered after the commencement of Annuity payments.

    5.  DEATH OF ANNUITANT OR OWNER AFTER ANNUITY COMMENCEMENT DATE

    If any Annuitant or Owner dies on or after the Annuity Commencement Date and before all the benefits under the Annuity option selected have been paid, any remaining payments will be distributed at least as rapidly as under the Annuity option being used on the date of death.

                       INVESTMENTS BY AMERICAN FOUNDATION

    American Foundation's investment philosophy is to maintain a portfolio that is matched to its liabilities with respect to yield, risk, and cash flow characteristics. The types of assets in which American Foundation may invest are governed by state laws which prescribe permissible investment assets. Within the parameters of these laws, American Foundation invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure. Because liquidity is important, the Company continually balances maturity against yield and quality considerations in selecting new investments.

    In establishing Guaranteed Interest Rates, the Company intends to take into account the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Determination of Guaranteed Interest
Rates" on page   .) American Foundation's investment strategy with respect to the proceeds attributable to the Contracts will be to invest in investment-grade debt instruments having durations tending to match the applicable Guaranteed Periods. It is also anticipated that some portion of the portfolio will be invested in commercial mortgages. American Foundation may also invest in lower than investment-grade issues, depending upon relative spreads in the capital markets.

    Investment-grade debt instruments in which American Foundation intends to invest the proceeds from the Contracts include:

        Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

        Mortgaged-backed and corporate debt securities which have an investment grade, at the time of purchase, within the four highest-grades assigned by Moody's Investors Service, Inc. (Aaa, Aa, A, Baa), Standard & Poor's Corporation ("S&P") (AAA, AA, A, or BBB) or any other nationally recognized rating service. American Foundation considers bonds rated Baa or higher by Moody's or BBB or higher by S&P to be investment grade. At December 31,
    1996,   % of bonds in which American Foundation invests were considered
    investment grade;   % of these bonds were rated Baa or BBB.

    Debt obligations which have a Moody's or Standard & Poor's rating below investment-grade may comprise a portion of the portfolio. Risks associated with investments in less than investment-grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment-grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment-grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers. American Foundation carefully selects, and closely monitors, such investments.

    Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities. American Foundation carefully selects, and closely moitors, such investments.

    Annuity Premium payments accepted by the Company under the Contracts will be allocated to and accounted for in a non-unitized separate account. The assets of this separate account equal to the reserves and other contract liabilities are not chargeable with the liabilities arising out of any other business the Company conducts. The separate account is a pool of assets that provides an additional measure of assurance that Contract Owners will receive full payment. It is not an investment vehicle in whose performance Contract Owners will have any interest. The federal government or its instrumentalities does not guarantee the Contracts. American Foundation backs the guarantees associated with the Contracts. All policyholder liabilities of American Foundation are guaranteed by Protective Life Insurance Company.

    While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contracts according to any particular strategy, except as may be required by the insurance laws of Alabama and other states in which we operate.

                                OTHER PROVISIONS

CONTRACT TRANSACTIONS

    Currently, each request for a change or transaction under your Contract (such as making an additional Annuity Premium, requesting a surrender or interest withdrawal, selecting certain Guaranteed Periods, changing the Annuity Commencement Date, Annuity option, or Annuitant, or making a Death Benefit claim) must be made in Writing on a form acceptable to the Company. The request must provide all information that is necessary for us to make the change or effect the transaction. For additional information on how to make a change or effect a transaction, contact us at our Administrative Office.

AMENDMENT OF CONTRACTS

    We reserve the right to amend the Contract to meet the requirements of applicable Federal or state laws, regulations or rulings. We will notify you of any such amendments.

ASSIGNMENT OF CONTRACTS

    Your rights, as evidenced by a Contract, may be assigned as permitted by applicable law. An assignment will not be binding upon us until we receive notice from you in Writing. We assume no responsibility for the validity or effect of any assignment. An assignment will have tax consequences. (See "Federal Tax Matters".) Generally, Qualified Contracts cannot be assigned.

                           DISTRIBUTION OF CONTRACTS

    Investment Distributors, Inc. ("IDI") serves as principal underwriter for the Contracts. IDI has agreed to use its best efforts to sell the Contracts. IDI is a wholly-owned subsidiary of Protective Life Corporation ("PLC") and is registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD").

    IDI has entered into Distribution Agreements with certain broker-dealers registered under the Securities Exchange Act of 1934. Under the Distribution Agreements such broker-dealers may offer Contracts to persons who have established an account with the broker-dealer. In addition, IDI may offer Contracts to members of certain other eligible groups or certain individuals. The maximum commission rate American Foundation will pay for either the sale of a Contract or for a renewal into a Subsequent Guaranteed Period is 7%.

                              FEDERAL TAX MATTERS

INTRODUCTION

    The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

    This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, THE COMPANY MAKES NO GUARANTEE REGARDING ANY TAX TREATMENT--FEDERAL, STATE OR LOCAL--OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.

THE COMPANY'S TAX STATUS

    The Company is taxed as a life insurance company under Subchapter L of the Code. The assets underlying the Contracts will be owned by the Company, and the income derived from such assets will be includable in the Company's income for federal income tax purposes.

TAXATION OF ANNUITIES IN GENERAL

    TAX DEFERRAL DURING ACCUMULATION PERIOD

    Under existing provisions of the Code (and except as described below), the Contracts should be treated as annuities and any increase in an Owner's Account Value is generally not taxable until received, either in the form of Annuity payments as contemplated by the Contracts, or in some other form of distribution.

    As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuities for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Owner during the taxable year. There are several exceptions to this general rule for Contracts held by non-natural persons. First, Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as an agent for a natural person. However, this special exception will not apply in the case of any employer who is the nominal owner of a Contract under a non-qualified deferred compensation arrangement for its employees.

    In addition, exceptions to the general rule for non-natural Contract owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) Contracts issued in connection with certain Qualified Plans, (3) Contracts purchased by employers upon the termination of certain Qualified Plans, (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

    If the Contract's Annuity Commencement Date occurs (or is scheduled to occur) at a time when the Annuitant has reached an advanced age, e.g., past age 85, it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, the income and gains under the Contract could be currently includible in the Owner's income.

    The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.

    TAXATION OF PARTIAL AND FULL WITHDRAWALS

    In the case of a partial withdrawal, amounts received generally are includable in income to the extent the Owner's Account Value before the withdrawal exceeds his or her "investment in the contract." In the case of a full withdrawal, amounts received are includable in income to the extent they exceed the "investment in the contract." For these purposes the investment in the contract at any time equals the premiums paid under the Contract (to the extent such premium payments were neither deductible when made nor excludable from income as, for example, in the case of certain employer contributions to Qualified Plans) less any amounts previously received from the Contract which were not included in income.

    Other than in the case of Contracts issued in connection with certain Qualified Plans (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the Account Value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includable as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an Owner transfers a Contract without adequate consideration to a person other than the Owner's spouse (or to a former spouse incident to divorce), the Owner will be taxed on the difference between the Account Value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

    There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includable in income as a result of any partial withdrawal or transfer without adequate consideration. Congress has given the Internal Revenue Service ("IRS") regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any regulations addressing these determinations.

    TAXATION OF ANNUITY PAYMENTS

    Normally, the portion of each Annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of Annuity payments for the term of the Contract (determined under Treasury Department regulations).

    Once the total amount of the investment in the contract is excluded using this ratio, Annuity payments will be fully taxable. If Annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant in his last taxable year.

    There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. A tax advisor should be consulted in those situations.

    TAXATION OF DEATH BENEFIT PROCEEDS

    Prior to the Annuity Commencement Date, amounts may be distributed from a Contract because of the death of an Owner or, in certain circumstances, the death of the Annuitant. Such Death Benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full withdrawal, as described above, or (2) if distributed under an Annuity Option, they are taxed in the same manner as Annuity payments, as described above. After the Annuity Commencement Date, where a guaranteed period exists under an Annuity Option and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the Contract at that time, or (2) if distributed in accordance with the existing Annuity Option selected, they are fully excludable from income until the remaining investment in the Contract is deemed to be recovered, and all Annuity payments thereafter are fully includible in income.

    Proceeds payable on death may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding".) In addition, in the case of such proceeds from certain Qualified Plans, mandatory withholding requirements may apply, unless a "direct rollover" of such proceeds is made. (See "Direct Rollover Rules".)

    PENALTY TAX ON PREMATURE DISTRIBUTIONS

    Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the Owner reaches age 59 1/2; (b) attributable to the Owner becoming disabled (as defined in the tax law); (c) made on or after the death of the Owner, or, if an Owner is not an individual, on or after the death of the Primary Annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Annuitant or the joint lives (or joint life expectancies) of the Annuitant and a designated Beneficiary (as defined in the tax law); or (e) made under a Contract purchased with a single premium when the Annuity Commencement Date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the Annuity period. (Similar rules, described below, generally apply in the case of Contracts issued in connection with certain Qualified Plans.)

    AGGREGATION OF CONTRACTS

    In certain circumstances, the IRS may determine the amount of an Annuity payment or a withdrawal from a Contract that is includable in income by combining some or all of the Annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the Annuity Commencement Date) is includable in income. The effects of such aggregation are not clear; however, it could affect the amount of a withdrawal or an Annuity payment that is taxable and the amount which might be subject to the 10% penalty tax described above.

   LOSS OF INTEREST DEDUCTION WHERE CONTRACTS ARE HELD BY OR FOR THE BENEFIT OF
    CERTAIN NON-NATURAL PERSONS

    In the case of Contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, recent changes in the tax law may result in otherwise deductible interest no longer being deductible by the entity, regardless of whether the income on such Contracts is treated as ordinary income that is received or accrued by the Owner during the taxable year. Entities that are considering purchasing the Contract, or entities that will be beneficiaries under a Contract, should consult a tax advisor.

QUALIFIED RETIREMENT PLANS

    IN GENERAL

    The Contracts are also designed for use in connection with certain types of retirement plans which receive favorable treatment under the Code. Those who are considering the purchase of a Contract for use in connection with a Qualified Plan should consider, in evaluating the suitability of the Contract, that the Contract requires an Annuity Premium of at least $10,000. Numerous special tax rules apply to participants in Qualified Plans and to Contracts used in connection with Qualified Plans. Therefore, no attempt is made in this prospectus to provide more than general information about the use of the Contracts with the various types of Qualified Plans.

    The tax rules applicable to Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. For example, both the amount of the contribution that may be made, and the tax deduction or exclusion that the Owner may claim for such contribution, are limited under Qualified Plans and vary with the type of plan. Also, for full withdrawals, partial withdrawals, and Annuity payments under Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable. Similarly, loans from Qualified Contracts, where allowed, are subject to a variety of limitations, including restrictions as to the amount that may be borrowed, the duration of the loan, and the manner in which the loan must be repaid. (Owners should always consult their tax advisors and retirement plan fiduciaries prior to exercising their loan privileges.)

    In addition, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, the length of any guarantee period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code. Furthermore, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of Individual Retirement Accounts or Annuities ("IRAs"), distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.

    There is also a 10% penalty tax on the taxable amount of any payment from certain Qualified Contracts. (The amount of the penalty tax is 25% of the taxable amount of any payment received from a "SIMPLE retirement account" during the 2 year period beginning on the date the individual first participated in any qualified salary reduction agreement (as defined in the tax law) maintained by the individual's employer.) There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an IRA, exceptions provide that the penalty tax does not apply to a payment (a) received on or after the Owner reaches age 59 1/2, (b) received on or after the Owner's death or because of the Owner's disability (as defined in the tax law), or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or for the joint lives (or joint life expectancies) of the Owner and the Owner's designated Beneficiary (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other Qualified Plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the Owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs taken after December 31, 1997 which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met for these two exceptions to the penalty tax. Those wishing to take a distribution from an IRA for these purposes should consult their tax advisor.

    When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, Owners, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

    Following are brief descriptions of various types of Qualified Plans in connection with which American Foundation will generally issue a Contract.

    INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, subject to the direct rollover and mandatory withholding requirements discussed below, distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with an "Education IRA" under Section 530 of the Code, or as a "SIMPLE IRA" under Section 408(p) of the Code.

    CORPORATE AND SELF-EMPLOYED ("H.R.10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Employers intending to use the Contract in connection with such plans should seek competent advice.

    TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. Section 403(b) Policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings after December 31, 1988 on amounts attributable to salary reduction contributions held as of December 31, 1988. These amounts can be paid only if the employee has reached age 59 1/2 separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship shall be limited to actual contributions; earnings thereon shall not be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent the Company is directed to transfer some or all of the Amount Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

    DIRECT ROLLOVER RULES

    In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) Tax- Sheltered Annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code and distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more).

    Under these requirements, withholding at a rate of 20 percent will be imposed on any eligible rollover distribution. In addition, the participant in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20 percent withholding will not apply if, instead of receiving the eligible rollover distribution, the Owner elects to have amounts directly transferred to certain Qualified Plans (such as to an Individual Retirement Annuity). Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or the Company) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct transfer.

FEDERAL INCOME TAX WITHHOLDING

    The Company will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies the Company at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, American Foundation may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic Annuity payments (other than eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the Annuity Commencement Date) is 10%. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

                   AMERICAN FOUNDATION LIFE INSURANCE COMPANY

A.  BUSINESS

    The Contracts are issued by American Foundation Life Insurance Company, a wholly owned subsidiary of Protective Life Insurance Company, which is the chief operating subsidiary of Protective Life Corporation, a Delaware based insurance holding company whose stock is traded on the New York Stock Exchange. American Foundation is authorized to transact insurance business in 29 states and offers a variety of individual life, annuity, and group dental insurance products. The company's assets for the fiscal year ending 1996 were in excess of 100 million dollars. All policyholder liabilities of American Foundation are guaranteed by Protective Life Insurance Company.

    During 1996 the Company's operations consisted of three business segments: servicing blocks of insurance policies acquired from other insurers; the sale of dental maintenance plans and consumer benefit products; and its corporate segment, consisting of net investment income and expenses. The Company is not dependent upon any single customer and no single customer accounted for more than 10% of revenues in 1997.

B.  SELECTED FINANCIAL DATA

    The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this Prospectus.

                                            SELECTED FINANCIAL DATA
                                     FOR THE FISCAL YEARS ENDED DECEMBER 31
                                     --------------------------------------
                                      1997    1996    1995    1994    1993
                                     ------  ------  ------  ------  ------
                                                 (IN THOUSANDS)
INCOME STATEMENT DATA:

Premiums and policy fees...........
                                        --      --      --      --      --
New investment income..............
                                        --      --      --      --      --
Realized investment gains
  (losses).........................
                                        --      --      --      --      --
Other income.......................
                                        --      --      --      --      --
Total revenues.....................
                                        --      --      --      --      --
Benefits and expenses..............
                                        --      --      --      --      --
Income tax expense.................
                                        --      --      --      --      --
Minority interest..................
                                        --      --      --      --      --
Net Income.........................
                                        --      --      --      --      --

BALANCE SHEET DATA:

Total assets.......................
                                        --      --      --      --      --
Long-term debt.....................
                                        --      --      --      --      --
Total debt(3)......................
                                        --      --      --      --      --
Redeemable preferred stock.........
                                        --      --      --      --      --
Stockholder's equity...............
                                        --      --      --      --      --
Stockholder's equity excluding net
  unrealized gains and losses on
  investments......................

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    RESULTS OF OPERATIONS

    1997 COMPARED TO 1996

    [          ] realized net earnings of $million for the year ending December
31, 1997, as compared to net earnings of $ million for the same period in 1996, or an [increase] of $ million. The [increase] in net earnings in 1997 is
attributable to [          ]. Investment income [increased] from
$          million in 1996 to $          million in 1997. This [increase] is
attributable to [          ]. Total invested assets were $          million in
1996 and $          million in 1997. Total benefits and expenses in 1996 and
1997, respectively, were $          million and $          million. This
[increase] is primarily attributable to [          ]. Net earnings in 1996 were
$million as compared to $          million in 1997. This [increase] in earnings
is due primarily to [          ].

    1996 COMPARED TO 1995

    The Company realized net earnings of $          million for the year ending
December 31, 1996, as compared to net earnings of $          million for the
same period in 1995, or an [increase] of $          million. The [increase] in
net earnings in 1996 is attributable to [          ]. Investment income
[increased] from $          million in 1995 to $          million in 1996. This
[increase] is attributable to [          ]. Total invested assets were
$          million in 1995 and $          million in 1996. Total benefits and
expenses in 1995 and 1996, respectively, were $          million and
$          million. This [increase] is primarily attributable to [          ].
Net earnings in 1995 were $          million as compared to $          million
in 1996. This [increase] is due primarily to [          ].

    KNOWN TRENDS AND UNCERTAINTIES

    The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors. Certain known trends and uncertainties which may affect future results of the Company are discussed more fully below.

    COMPETITION. Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry and the Company encounters significant competition from other insurance companies, many of which have greater financial resources than the Company, as well as competition from other providers of financial services.

    Management believes that the Company's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong claims-paying and financial strength ratings from rating agencies.

    The Company competes against other insurance companies and financial institutions in the origination of commercial mortgage loans.

    RATINGS. Ratings are an important factor in the competitive position of life insurance companies. Ratings organizations periodically review the financial performance and condition of insurers, including the Company. A downgrade in the ratings of the Company could adversely affect its ability to sell its products and its ability to compete for attractive acquisition opportunities.

    Rating organizations assign ratings based upon several factors. While most of the considered factors related to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control.

    POLICY CLAIMS FLUCTUATIONS. The Company's results may fluctuate from year to year on account of fluctuations in policy claims received by the Company.

    LIQUIDITY AND INVESTMENT PORTFOLIO. Many of the products offered by the Company allow policyholders and contractholders to withdraw their funds under defined circumstances. The Company designs products and configures investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Asset/liability management programs and procedures are used to monitor the relative duration of the Company's assets and liabilities. While the Company owns a significant amount of liquid assets, many of its assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel the Company to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on the Company.

    INTEREST RATE FLUCTUATIONS. Significant changes in interest rates expose life insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the interest rate credited to its life insurance and investment products. Both rising and declining interest rates can negatively affect the Company's spread income. For example, certain of the Company's insurance and investment products guarantee a minimum credited interest rate. While the Company develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that significant changes in interest rates will not materially affect such spreads. Lower interest rates may result in lower sales of the Company's life insurance and investment products.

    INVESTMENT RISKS. The Company's invested assets are subject to inherent risks of defaults and changes in market values. The value of the Company's commercial mortgage portfolio depends in part on the financial condition of the tenants occupying the properties on which the Company has made loans. Factors that may affect the overall default rate on, and market value of, the Company's invested assets include the level of interest rates, performance of the financial markets, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

    REGULATION AND TAXATION. The Company is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative power dealing with all aspects of the insurance business including premium rates, benefits, marketing practices, advertising, policy forms, underwriting standards, and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. The Company cannot predict the form of any future regulatory initiatives.

    Under the Internal Revenue Code of 1986, as amended (the Code), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of the Company's products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including the Company, would be adversely affected.

    The Company cannot predict what future initiatives the President or Congress may propose which may affect the life and health insurance industry and the Company.

    LITIGATION. A number of civil verdicts have been returned against life and health insurers in the jurisdictions in which the Company does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. The Company, like other life and health insurers, in the ordinary course of business, may be involved in such litigation. The outcome of any such litigation cannot be predicted with certainty. In addition, in some lawsuits involving insurers' sales practices, insurers have made material settlement payments to end litigation.

    REINSURANCE. As is customary in the insurance industry, the Company cedes insurance to other insurance companies. However, the ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on the Company.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1996 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is effective for transactions entered into after January 1, 1997.

    LIQUIDITY AND CAPITAL RESOURCES

    Funds necessary to meet the capital requirements of all states in which the Company does business, and to support the Company's operations, have been provided principally by capital contributions from Protective Life Insurance Company, and from investment income.

    IMPACT OF INFLATION

    Inflation increases the need for life insurance. Many policyholders who once had adequate insurance programs increase their life insurance coverage to provide the same relative financial benefits and protection.

    The higher interest rates that have traditionally accompanied inflation may also affect the Company's investment operation. Policy loans increase as policy loan interest rates become relatively more attractive. As interest rates increase, disintermediation of annuity deposits and individual life policy cash values may increase, the market value of the Company's fixed-rate, long-term investments may decrease, and the Company may be unable to implement fully the interest rate reset and call provisions of its mortgage loans. The difference between the interest rate earned on investments and the interest rate credited to interest-sensitive products may also be adversely affected by rising interest rates.

D.  INVESTMENTS

    The types of assets in which the Company may invest are influenced by state laws which prescribe qualified investment assets. Within the parameters of these laws, the Company invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the investment portfolio by asset type and credit exposure. Because liquidity is important, the Company continually balances maturity against yield and quality considerations in selecting new investments.

    At December 31, 1997, invested assets totaling $    million consisted of
$    million of short-term securities and $    million of bonds and other
long-term investments.

    At December 31, 1997, of the total invested assets,     % were invested in
bonds rated BBB by Standard & Poor's Corporation, and     % were invested in
bonds rated below that rating. Bonds rated BBB by Standard & Poor's Corporation may have speculative characteristics, and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuers to make principal and interest payments than is the case with higher grade bonds. Bonds rated below BBB by Standard & Poor's Corporation are speculative and are subject to significantly greater risks related to the creditworthiness of issuers and the liquidity of the market for such securities.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations _ Liquidity and Capital Resources" included herein for certain information relating to investments and liquidity.

E.  INDEMNITY REINSURANCE

    As is customary in the insurance industry, the Company cedes insurance to other insurance companies. The ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The Company sets a limit on the amount of insurance retained on the life of any one person. In the individual lines it will not retain more than
[          ], including accidental death benefits, on any one life. For group insurance, the maximum amount retained on any one life is generally
[          ]. At December 31, 1997, the Company had insurance in force of
$[          ] which approximately $[          ] was ceded to reinsurers.

F.  POLICY LIABILITIES AND ACCRUALS

    The applicable insurance laws under which the Company operates require that each insurance company report policy liabilities to meet future obligations on the outstanding policies. These liabilities are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated in accordance with applicable law to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the liabilities shall not be less than liabilities calculated using certain named mortality tables and interest rates.

    The policy liabilities and accruals carried in the Company's financial reports (presented on the basis of generally accepted accounting principles) differ from those specified by the laws of the various states and carried in the Company's statutory financial statements (presented on the basis of statutory accounting principles mandated by state insurance regulation). For policy liabilities, other than those for universal life policies and annuity contracts, these differences arise from the use of mortality and morbidity tables and interest rate assumptions which are deemed under generally accepted accounting principles to be more appropriate for financial reporting purposes than those required for statutory accounting purposes; from the introduction of lapse assumptions into the reserve calculation; and from the use of the net level premium method on all business. Policy liabilities for universal life policies and annuity contracts are carried in the Company's financial reports at the account value of the policy or contract.

G.  COMPETITION

    Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry and the Company encounters significant competition from other insurance companies, many of which have greater financial resources than the Company, as well as competition from other providers of financial services.

    Management believes that the Company's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong claims-paying and financial strength ratings from rating agencies.

H.  REGULATION

    The Company is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative power dealing with all aspects of the insurance business, including premium rates, marketing practices, advertising, policy forms and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. The Company cannot predict the form of any future proposals or regulation.

    A life insurance company's statutory capital is computed according to rules prescribed by the NAIC as modified by the insurance company's state of domicile. Statutory accounting rules are different from generally accepted accounting principles and are intended to reflect a more conservative view, for example, by requiring immediate expensing of policy acquisition costs and more conservative computations of policy liabilities. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Based upon the [December 31, 1996] statutory financial reports, the Company is adequately capitalized under the formula.

    The Company is required to file detailed annual reports with the supervisory agencies in each of the jurisdictions in which it does business and its business and accounts are subject to examination by such agencies at any time. Under the rules of the NAIC, insurance companies are examined periodically (generally every three to five years) by one or more of the supervisory agencies on behalf of the states in which they do business. To date, no such insurance department examinations have produced any significant adverse findings regarding the Company.

    Under insurance guaranty fund laws in most states, insurance companies doing business in such a state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although the Company cannot predict the amount of any future assessments; most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength. The Company was assessed immaterial amounts in [1996,] which will be partially offset by credits against future state premium taxes.

    In addition, many states, including the state in which the Company is domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them. Most states, including New York, where the Company is domiciled, require administrative approval of the acquisition of control of an insurance company domiciled in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state.

    The Company is subject to various state statutory and regulatory restrictions on its ability to pay dividends to Protective Life Insurance Company. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile. The maximum amount that would qualify as ordinary dividends to Protective Life Insurance Company by the Company in 1997 is estimated to be [ ] million. No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which the Company is domiciled, which restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable by the Company without affirmative prior approval by state regulatory authorities.

    The Company acts as a fiduciary and is subject to regulation by the Department of Labor ("DOL") when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act of 1974 ("ERISA"). Severe penalties are imposed by ERISA on fiduciaries that violate ERISA's prohibited transaction provisions by breaching their duties to ERISA covered plans. In a case decided by the United States Supreme Court in December 1993 (John Hancock Mutual Life Insurance Company v. Harris Trust and Savings Bank), the Court concluded that an insurance company general account contract that had been issued to a pension plan should be divided into its guaranteed and nonguaranteed components and that certain ERISA fiduciary obligations applied with respect to the assets underlying the nonguaranteed components. [Although the Company has not issued contracts identical to the one involved in Harris Trust, some of its policies relating to ERISA-covered plans may be deemed to have nonguaranteed components subject to the principles announced by the Court.]

    The full extent to which Harris Trust makes the fiduciary standards and prohibited transaction provisions of ERISA applicable to all or part of insurance company general account assets, however, cannot be determined at this time. The Supreme Court's opinion did not resolve whether the assets at issue in the case may be subject to ERISA for some purposes and not others. The life insurance industry requested that the DOL issue exemptions from the prohibited transaction provisions of ERISA in view of Harris Trust. In July of 1995, the DOL published, in final form, a prohibited transaction class exemption (PTE 95-60) which exempts from the prohibited transaction rules, prospectively and retroactively to January 1, 1975, certain transactions engaged in by insurance company general accounts in which employee benefit plans have an interest. The exemption does not cover all such transactions, and the insurance industry is seeking further relief. Pursuant to the Small Business Job Protection Act signed into law on August 20, 1996, the DOL is required to publish final regulations clarifying the Harris Trust decision. Until these and other matters are clarified, the Company is unable to determine whether the decision will result in any liability and, if so, its nature and scope.

    Existing federal laws and regulations affect the taxation of the Company's products. Income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the federal income tax treatment of such products, or would increase the tax deterred status of competing products. If these proposals were to be adopted, they could adversely affect the ability of all life insurance companies, including the Company, to sell such products and could result in the surrender of existing contracts and policies. Although it cannot be predicted whether future legislation will contain provisions that alter the treatment of these products, such provisions are not part of any tax legislation currently under active consideration in Congress.

    The Federal Government has from time to time advocated changes to the current health care delivery system which will address both affordability and availability issues. In addition to the federal initiatives, a number of states are considering legislative programs that are intended to affect the accessibility and affordability of health care. Some states have enacted health care reform legislation. However, in light of the small relative proportion of the Company's earnings attributable to group health insurance, management does not expect that either the federal or state proposals will have a material adverse effect on the Company's earnings.

    The Federal Government has advocated the repeal the Glass-Steagall Act and certain other legislative changes, which would allow banks to diversify into securities and other businesses, including possibly insurance. The ultimate scope and effective date of any proposals are unknown at this time and are likely to be modified as they are considered for enactment. It is anticipated that these proposals may increase competition and, therefore, may adversely affect the Company.

    Additional issues related to regulation of the Company are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included herein.

I.  RECENT DEVELOPMENTS

                                [ TO BE COMPLETED ]

J.  EMPLOYEES

    The Company has no employees. All services are performed by PLC and Protective employees under a servicing agreement among the Company, PLC and Protective. These employees are covered by Protective Life's contributory major medical, dental, group life, and long-term disability insurance plans. The cost of these benefits in 1997 amounted to approximately $[ ] million for the Company. In addition, substantially all of the employees are covered by a pension plan. The Company also matches employee contributions to its 401(k) Plan. See Note L to Consolidated Financial Statements.

K.  PROPERTIES

                                 [TO BE COMPLETED]

                        DIRECTORS AND EXECUTIVE OFFICERS

    The executive officers and directors of American Foundation are as follows:

Wayne E. Stuenkel      44      President, Chief Actuary and a Director
Drayton Nabers,
  Jr.                  57      Director
R. Stephen Briggs      48      Executive Vice President and a Director
John D. Johns          45      Director
                               Senior Vice President, General Counsel, Secretary and a
Deborah J. Long        44      Director
Jim E. Masssengale     54      Executive Vice President, Acquisitions and a Director
Danny L. Bentley       39      Senior Vice President, Group and a Director
Richard J. Bielen      36      Senior Vice President, Investments and a Director
Steven A. Schultz      43      Senior Vice President, Financial Institutions and a Director
                               Executive Vice President, Investments and Treasurer, and a
A.S. Williams, III     61      Director
Carolyn King           47      Senior Vice President, Investment Products and a Director
Jerry W. DeFoor        45      Vice President and Controller

    All executive officers and directors are elected annually. Executive officers serve at the pleasure of the Board of Directors and directors are elected by PLC at the annual meeting of shareholders of Protective. None of the individuals listed above is related to any director of PLC or Protective or to any executive officer.

    Mr. Stuenkel has been President and Chief Actuary of American Foundation since June 1996. He was Senior Vice President and Chief Actuary of American Foundation from May 1990 to June [1996] and PLC since March 1987. Mr. Stuenkel is a Fellow in the Society of Actuaries.

    Mr. Nabers has been a Director of American Foundation since June 1996. Mr. Nabers has been Chairman of the Board and Chief Executive Officer of PLC and a Director since August 1996. From May 1994 to August 1996, Mr. Nabers was Chairman of the Board, President and Chief Executive Officer and a Director of PLC. From May 1992 to May 1994, he was President and Chief Executive Officer and a Director of PLC. Mr. Nabers was President and Chief Executive Officer and a Director of PLC from

August 1982 until May 1992. He is also a director of Energen Corporation, National Bank of Commerce of Birmingham, and Alabama National Bancorporation.

    Mr. Briggs has been Executive Vice President of PLC and American Foundation since October 1993. From January 1993 to October 1993, he was Senior Vice President, Life Insurance and Investment Products of American Foundation and PLC. Mr. Briggs had been Senior Vice President, Ordinary Marketing of PLC since August 1988 and of American Foundation since May 1986.

    Mr. Johns has been President and Chief Operating Officer of PLC since August 1996 and a Director of American Foundation since June 1996. He was Executive Vice President and Chief Financial Officer of PLC from October 1993 to August 1996. He was Executive Vice President and Chief Financial Officer of American Foundation from October 1993 to June 1996. From August 1988 to October 1993, he served as Vice President and General Counsel of Sonat Inc. He is a director of National Bank of Commerce of Birmingham and Alabama National Bancorporation.

    Ms. Long has been Senior Vice President, Secretary and General Counsel of PLC since November 1996 and of American Foundation since September 1996. Ms. Long was Senior Vice President and General Counsel of PLC from February 1994 to November 1996 and of American Foundation from February 1994 to September 1996. From August 1993 to January 1994, Ms. Long served as General Counsel of PLC and from February 1984 to January 1994, she practiced law with the law firm of Maynard, Cooper & Gale, P.C.

    Mr. Massengale has been Executive Vice President, Acquisitions of American Foundation and PLC since August 1996. From May 1992 to August 1996, he served as Senior Vice President of American Foundation and PLC. From May 1989 to May 1992, Mr. Massengale was Senior Vice President, Operations and Systems of American Foundation and PLC.

    Mr. Bentley has been Senior Vice President, Group of American Foundation and PLC since August 1996. From May 1989 to August 1996, he was Vice President, Group Marketing of American Foundation.

    Mr. Bielen has been Senior Vice President, Investments of PLC and American Foundation since August 1996. From August 1991 to August 1996, he was Vice President, Investments of American Foundation.

    Mr. Schultz has been Senior Vice President, Financial Institutions of American Foundation and PLC since March 1993. Mr. Schultz served as Vice President, Financial Institutions of American Foundation from February 1989 to March 1993 and of PLC from February 1993 to March 1993.

    Mr. Williams has been Executive Vice President, Investments and Treasurer of American Foundation and PLC since August 1996. From July 1981 to August 1996, he was Senior Vice President, Investments and Treasurer of PLC and from October 1993 to August 1996, he was Senior Vice President, Investments of American Foundation.

    Ms. King has been Senior Vice President, Investment Products Division of PLC and American Foundation since April 1995. From August 1994 to March 1995, she served as Senior Vice President and Chief Investment Officer of Provident Life and Accident Insurance Company and of its parent company, Provident Life and Accident Insurance Company of America. She served as President of Provident National Assurance Company from November 1987 to March 1995. From November 1986 to August 1994, she served as Vice President of Provident Life and Accident Insurance Company of America.

    Mr. DeFoor has been Vice President and Controller, and Chief Accounting Officer of PLC since April 1989. Mr. DeFoor has been Vice President and Controller of American Foundation since May 1989. Mr. DeFoor is a certified public accountant.

                             EXECUTIVE COMPENSATION

    Executive officers of the Company also serve as executive officers and/or directors of one or more affiliate companies of PLC. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of the Company and its affiliates. The following table shows the total compensation paid to the chief executive officer of the Company by the Company or any of its affiliates including PLC. No other officer of the Company received total annual salary and bonus attributable to the Company during the last fiscal year. Directors of the Company who are also employees receive no compensation in addition to their compensation as employees of the Company.

    PLC has established a Deferred Compensation Plan for Officers of PLC (the "Officers' Plan") whereby eligible officers may voluntarily elect to defer to a specified date receipt of all or any portion of their Annual Incentive Plan and Performance Share Plan bonuses. The bonuses so deferred are credited to the officers in cash or PLC stock equivalents or a combination thereof. The cash portion earns interest at approximately PLC's short-term borrowing rate. The stock equivalent portion is credited with dividends in the form of additional stock equivalents. Deferred bonuses will be distributed in stock or cash as specified by the officers in accordance with the Officers' Plan unless distribution is accelerated under certain provisions, including upon a change in control of PLC.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                           ----------------------
                                                                             AWARDS     PAYOUTS
                                              ANNUAL COMPENSATION          ----------  ----------
                                       ----------------------------------  SECURITIES  LONG-TERM
                                                                 OTHER     UNDERLYING  INCENTIVE
   NAME AND PRINCIPAL                                            ANNUAL     OPTIONS/      PLAN     ALL OTHER
        POSITION              YEAR       SALARY      BONUS     COMPENSATION  SARS(#)    PAYOUTS    COMPENSATION
           (a)                (b)        (1)(c)    (1)(2)(d)      (e)         (g)      (2)(3)(h)     (4)(i)
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
WAYNE E. STUENKEL........        1997  $           $           $                       $           $
  President and Chief            1996
  Actuary                        1995

------------------------

(1) Includes amounts that the named executives may have voluntarily elected to contribute to PLC's 401(k) and Stock Ownership Plan.

(2) Includes amounts that the named executives may have voluntarily deferred under PLC's Deferred Compensation Plan for Officers.

(3) For further information, see the "Long-Term Incentive Plan--Awards In Last Fiscal Year" table.

(4) Matching contributions to PLC's 401(k) and Stock Ownership Plan.

    The above table sets forth certain information for the three years ended December 31, 1997 relating to the Chief Executive Officer and the four most highly compensated executive officers of PLC.

    The following table sets forth information regarding the stock appreciation rights granted to named executives during 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE
                           ----------------------------------------------                          ALTERNATIVE
                                       PERCENT OF                             VALUE AT ASSUMED     TO (F) AND
                           NUMBER OF     TOTAL                                                     (G): GRANT
                           SECURITIES  OPTIONS/SARS                        ANNUAL RATES OF STOCK   DATE VALUE
                           UNDERLYING  GRANTED TO   EXERCISE               PRICE APPRECIATION FOR  ----------
                            OPTION/    EMPLOYEES    OF BASE                     OPTION TERM        GRANT DATE
                            SARS(1)    IN FISCAL     PRICE     EXPIRATION  ----------------------   PRESENT
          NAME             GRANTED(#)     YEAR       ($/SH)       DATE       5%($)       10%($)     VALUE $
           (a)                (b)         (c)         (d)         (e)         (f)         (g)        (h)(2)
-------------------------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
Wayne E. Stuenkel........                                                              $

------------------------

(1) The stock appreciation rights are exercisable after five years (earlier upon the death, disability or retirement of the executive or, in certain circumstances, upon a change in control of PLC). Unexercised rights expire upon termination of employment, and rights exercised within the one-year period prior to termination are recoverable by PLC if the executive becomes employed by a competitor of PLC.

(2) The stock appreciation rights were valued using the Roll-Geske variation of the Black-Scholes option pricing model. Expected volatility was assumed to
    approximately equal that of the S&P Life Insurance Index or   %. Other
    assumptions include a risk-free rate of   %, a dividend yield of   %, and an
    expected time of exercise of     .

    The following table sets forth the value of the stock appreciation rights held by the named executives based upon the value of the Common Stock as of December 31, 1997.

                      AGGREGATED FY-END OPTION/SAR VALUES

                              NUMBER OF
                             SECURITIES        VALUE OF
                             UNDERLYING       UNEXERCISED
                             UNEXERCISED     IN-THE-MONEY
                           OPTIONS/SARS AT  OPTIONS/SARS AT
                              FY-END(#)        FY-END($)
          NAME             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
           (a)                   (d)              (e)
-------------------------  ---------------  ---------------
Wayne E. Stuenkel........

                             PERFORMANCE SHARE PLAN
              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                            PERFORMANCE OR       ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                              NUMBER OF      OTHER PERIOD
                            SHARES, UNITS        UNTIL                 PRICE-BASED PLANS (IN SHARES)
                              OR OTHER       MATURATION OR   -------------------------------------------------
          NAME              RIGHTS(#)(1)        PAYOUT          THRESHOLD         TARGET           MAXIMUM
           (a)                   (b)              (c)              (d)              (e)              (f)
-------------------------  ---------------  ---------------  ---------------      ------       ---------------
Wayne E. Stuenkel........

    In 1997, the Compensation and Management Succession Committee of PLC's Board of Directors awarded performance shares, as indicated, to the above named executives, which are not payable, if at all, until the results of the comparison group of companies for the four-year period ending December 31, are known.

    [With respect to 1997 awards awarded to the named executive officers, 125% of the award is earned if PLC's average return on average equity for the four-year period ranks at the top 25% of the comparison group. If PLC ranks at the top 10% of the comparison group, 170% of the award is earned. If PLC ranks at the median of the comparison group, 50% of the award is earned and if PLC's results are below the median of the comparison group, no portion of the award is earned.] The Performance Share Plan provides for interpolation between thresholds to determine the exact percentage to be paid.

                                  PENSION PLAN
                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ----------------------------------------------------------
RENUMERATION       15          20          25          30          35
-------------  ----------  ----------  ----------  ----------  ----------
 $   125,000   $   27,802  $   37,070  $   46,337  $   55,604  $   64,872
     150,000       33,802      45,070      56,337      67,604      78,872
     175,000*      39,802      53,070      66,337      79,604      92,872
     200,000*      45,802      61,070      76,337      91,604     106,872
     225,000*      51,802      69,070      86,337     103,604     120,872
     250,000*      57,802      77,070      96,337     115,604     134,872*
     275,000*      63,802      85,070     106,337     127,604*    148,872*
     300,000*      69,802      93,070     116,337     139,604*    162,872*
     400,000*      93,802     125,070*    156,337*    187,604*    218,872*
     500,000*     117,802     157,070*    196,337*    235,604*    274,872*
     600,000*     141,802*    189,070*    236,337*    283,604*    330,872*
     700,000*     165,802*    221,070*    276,337*    331,604*    386,872*
     800,000*     189,802*    253,070*    316,337*    379,604*    442,872*
     900,000*     213,802*    285,070*    356,337*    427,604*    498,872*
   1,000,000*     237,802*    317,070*    396,337*    475,604*    554,872*
   1,100,000*     261,802*    349,070*    436,337*    523,604*    610,872*
   1,200,000*     285,802*    381,070*    476,337*    571,604*    666,872*
   1,300,000*     309,802*    413,070*    516,337*    619,604*    722,872*

------------------------

* Current pension law limits the maximum annual benefit payable at normal
  retirement age under a defined benefit plan to $        for 1998 and is
  subject to increase in later years. In addition, in 1997, such a plan may not take into account annual compensation in excess of $160,000, which amount is similarly subject to increase in later years. PLC's Excess Benefit Plan ("Excess Benefit Plan"), adopted effective September 1, 1984, and amended and restated as of January 1, 1989, provides for payment, outside of the PLC Pension Plan ("Pension Plan"), of the difference between (1) the fully accrued benefits which would be due under the Pension Plan absent both of the aforesaid limitations and (2) the amount actually payable under the Pension Plan as so limited.

    The above table illustrates estimated gross annual benefits which would be payable for life in a straight life annuity commencing at normal retirement age under the Pension Plan and the Excess Benefit Plan for employees with average compensation (remuneration under the table above) and years of service. Benefits in the above table are not reduced by social security or other offset amounts.

    Compensation covered by the Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred under a Deferred Compensation Plan maintained by PLC) may be included in obtaining the average compensation.

    The named executives and their estimated length of service as of December 31, 1997 are provided in the following table.

NAME                                                                             YEARS OF SERVICE
------------------------------------------------------------------------------  -------------------
Wayne E. Stuenkel.............................................................

                             ADDITIONAL AGREEMENTS

    PLC has entered into Severance Compensation Agreements with all executive officers and several other officers. These agreements provide for certain payments upon termination of employment or reduction in duties or compensation following certain events constituting a "change in control". The agreements may be terminated or modified by the Board of Directors at any time prior to a change in control. The benefits granted upon termination of employment are (i) continuation (for up to twenty-four months) in PLC's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment and (ii) a plan distribution. The distribution shall consist of (1) the payment in full of all pending performance share awards as if fully earned, using the higher of the market price or price of PLC's Common Stock in the transaction effecting the change in control, and (2) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service).

    The maximum benefits are limited to two times the sum of the executive's most recent annualized base salary plus the last earned bonus under PLC's Annual Incentive Plan (not to exceed certain tax law limitations). The Severance Compensation Agreements also provide that if the Performance Share Plan has terminated before the time of payment of benefits, the amount of benefits under the Severance Compensation Agreements would be reduced by any payment to the executive due to the termination of the Performance Share Plan.

    The Board of Directors of PLC has authorized PLC to enter into Employment Continuation Agreements with each of the named executives which provide for certain benefits in the event such executive's employment is actually or constructively (by means of a reduction in duties or compensation) terminated following certain events constituting a "change in control". Such benefits include (i) a payment equal to three times the sum of the annual base salary in effect at the time of the change in control and the average annual incentive plan bonus for the three years preceding the change in control; (ii) continuation (for twenty-four months) in PLC's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment; (iii) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service); and (iv) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation and Management Succession Committee ("Committee") are Messrs. McMahon (Chairman), Woods, Dahlberg, Kuehn, and Sklenar. No member of the Committee was an officer or employee of PLC or any of its subsidiaries at any time during 1996. Also, no member of the Committee was formerly an officer of PLC or any of its subsidiaries.

    Mr. Dahlberg is the Chairman of the Board, President and Chief Executive Officer of The Southern Company. PLC is a 25% member of a limited liability company which acquired an office building adjacent to PLC's home office from an affiliate of The Southern Company which continues to lease portions of the
building. During 1997, the limited liability company received $        in lease
payments from affiliates of The Southern Company.

MANAGEMENT OWNERSHIP OF PLC STOCK

    No director or named executive officer of Protective owns any stock of Protective or of any affiliated corporation except for the shares of PLC common
stock which are shown as owned as of          , 1998:

                                                            AMOUNT AND NATURE OF
                                                                 BENEFICIAL
                                                                OWNERSHIP(1)
                                                           ----------------------
                                                                         SHARED    PERCENT OF
NAME AND BENEFICIAL OWNER                                  SOLE POWER   POWER(2)    CLASS(1)
---------------------------------------------------------  ----------  ----------  -----------
[TO BE COMPLETED]                                                                            %
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
                                                                                        *
All directors and executive officers as a group (
  persons)...............................................                                    %

------------------------

 *  less than one percent

(1) The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. Unless otherwise indicated in the following notes, if a beneficial owner has sole power, he has sole voting and investment power, and if a beneficial owner has shared power, he has shared voting and investment power. The percentage calculation is based on the aggregate number of shares beneficially owned.

(2) This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children, as to all of which beneficial ownership is disclaimed by the respective directors and officers except as otherwise noted below.

                              CERTAIN TRANSACTIONS

    PLC is a 25% member of a limited liability company which acquired an office building adjacent to PLC's home office from an affiliate of The Southern Company which continues to lease portions of the building. During 1997, the limited
liability company received $        in lease payments from affiliates of The
Southern Company. Mr. Dahlberg is the Chairman of the Board, President and Chief Executive Officer of The Southern Company.

                               LEGAL PROCEEDINGS

                               [TO BE COMPLETED]

                                    EXPERTS

    The consolidated balance sheets of the Company as of December 31, 1997 and 1996 and the consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997 and the related financial statement schedules, in this Prospectus, have been included
herein in reliance on the report of [            ], independent certified public
accountants, given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

                             REGISTRATION STATEMENT

    A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended with respect to the Contracts. This Prospectus does not contain all information set forth in the Registration Statement, its amendments and exhibits, to all of which reference is made for further information concerning the Company and the Contracts. Statements contained in this Prospectus as to the content of the Contracts and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed in the Registration Statement.

                                   APPENDIX A
                            MARKET VALUE ADJUSTMENT

    The Market Value Adjustment is equal to the Market Value Adjustment Percentage indicated below, applied to the amount of each full or partial surrender requested. We will consider surrendered amounts to be interest withdrawals first to the extent interest credited during the prior Contract Year has not yet been withdrawn from the Contract at the time of the full or partial surrender. (See "Market Value Adjustment").

    MARKET VALUE ADJUSTMENT PERCENTAGE = (C - I + 0.25%) X (N/12), WHERE:

    C = the Guaranteed Interest Rate currently in effect for a Guaranteed Period with a duration equivalent to the time remaining in the Guaranteed Period from which the surrender is being made. Linear interpolation will be used to determine C when the time remaining is not an integral number of whole years. When the time remaining is less than one year, C will be the current one year rate;

    I = the Guaranteed Interest Rate initially established for the Guaranteed Period from which the surrender is being made;

    N = The number of months remaining in the Guaranteed Period from which the surrender is being made.

    A Surrender Charge will apply during the first seven years of each Initial and each Subsequent Guaranteed Period. The Surrender Charge is equal to a specified Surrender Charge Percentage applied to the amount of each full or partial surrender requested less any amount available under the Interest Withdrawals. (See "Surrender Charges").

             MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES
                   FULL SURRENDER AFTER COMPLETION OF YEAR 3

GUARANTEED PERIOD (YEARS):                                             3           5           7         TOTAL
-----------------------------------------------------------------  ----------  ----------  ----------  ----------
Initial--

Annuity Deposit:

Guaranteed Interest Rate:

Year 1--

Beginning of Year Account Value:
  X (1 + Guaranteed Interest Rate):
  = End of Year Account Value:
  - Beginning of Year Account Value:
  = Interest Earned during Year:

Year 2--

Beginning of Year Account Value:
  X (1 + Guaranteed Interest Rate):
  = End of Year Account Value:
  - Beginning of Year Account Value:
  = Interest Earned during Year:

             MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES FULL SURRENDER AFTER COMPLETION OF YEAR 3 (CONTINUED)

GUARANTEED PERIOD (YEARS):                                             3           5           7         TOTAL
-----------------------------------------------------------------  ----------  ----------  ----------  ----------
Year 3--

Beginning of Year Account Value:
  X (1 + Guaranteed Interest Rate):
  = End of Year Account Value:
  - Beginning of Year Account Value:
  = Interest Earned during Year:

After Completion of Year 3--

Account Value:
  - Prior Year's Interest:
  = Amount Subject to Surrender Charge and Market
      Value Adjustment:

Surrender Charge Percentage:
  X Subjected Amount:
  = Surrender Charge:

Number of Months Remaining in the Guaranteed Period:

EXAMPLE #1--INCREASING INTEREST RATE ENVIRONMENT

Current Guaranteed Interest Rate:
  - Initial Guaranteed Interest Rate:
  + 0.25%:
  X Number Months Remaining / 12:
  = Market Value Adjustment Percentage:
  X Subjected Amount:
  = Market Value Adjustment:

Account Value:
  - Surrender Charge:
  - Market Value Adjustment:
  = Net Account Value:

EXAMPLE #2--DECREASING INTEREST RATE ENVIRONMENT

Current Interest Rate:
  - Initial Guaranteed Interest Rate:
  + 0.25%:
  X Number Months Remaining / 12:
  = Market Value Adjustment Percentage:
  X Subjected Amount:
  = Market Value Adjustment:

Account Value:
  - Surrender Charge:
  - Market Value Adjustment:
  = Net Account Value:

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

    The expenses of the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees........     $[34,483.00]
Printing and Engraving......................................            [   ]
Accounting fees and expenses................................            [   ]
Legal fees and expenses.....................................      [65,000.00]
Miscellaneous...............................................            [   ]
                                                              ---------------
TOTAL EXPENSES..............................................     $[99,483.00]
                                                              ---------------
                                                              ---------------

------------------------

*   Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article XI of the By-laws of the Company provides, in substance, that any of the Company's directors and officers, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of the Company, by reason of the fact that he is or was an officer or director, shall be indemnified by the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the claim, action or suit is or was by or in the right of the Company to procure a judgment in its favor, such person shall be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified by the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, not withstanding that he has not been successful on any other claim issue or matter in any such action, suit or proceeding. Unless ordered by a court, indemnification shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to, or who have been successful on the merits or otherwise with respect to, such claim action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the shareholders.

    In addition, the executive officers and directors are insured by PLC's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with PLC which supplements such coverage.

    Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT                                                                                        METHOD OF
   NUMBER                                      DESCRIPTION                                        FILING
------------  ------------------------------------------------------------------------------  ---------------
       *1(a)  -Underwriting Agreement
       *1(b)  -Form of Distribution Agreement
      **3(a)  -Articles of Incorporation
      **3(b)  -By-laws
        4(a)  -Individual Modified Guaranteed Annuity Contract
        4(b)  -Application for Individual Modified Guaranteed Annuity Contract
       *5     -Opinion re legality
      *23(a)  -Consent of [independent accountants]
      *23(b)  -Consent of Sutherland, Asbill & Brennan LLP
       24     -Powers of Attorney
      *27     -Financial Data Schedule

------------------------

 *  To be filed by amendment.

**  Previously filed in Form N-4 Registration Statement
    Registration No. 333-41577

FINANCIAL STATEMENTS SCHEDULES

    [To be filed by amendment]

    Schedules other than those referred to above are not required or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

    (A) The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    As required by the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on this 12th day of December, 1997.

                                AMERICAN FOUNDATION LIFE INSURANCE COMPANY

                                By:            /s/ WAYNE E. STUENKEL
                                     ------------------------------------------
                                            Wayne E. Stuenkel, PRESIDENT
                                     AMERICAN FOUNDATION LIFE INSURANCE COMPANY

    As required by the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ WAYNE E. STUENKEL       Principal and Director
------------------------------    (Principal Executive       December 12, 1997
      Wayne E. Stuenkel           Officer)

                                Vice President (Principal
     /s/ JERRY W. DEFOOR          Financial Officer and
------------------------------    Principal Accounting       December 12, 1997
       Jerry W. DeFoor            Officer

    /s/ R. STEPHEN BRIGGS
------------------------------  Director                     December 12, 1997
        Stephen Briggs

    /s/ JIM E. MASSENGALE
------------------------------  Director                     December 12, 1997
       Jim E.Massengale

    /s/ WAYNE E. STUENKEL
------------------------------  Director                     December 12, 1997
       Wayne E.Stuenkel

    /s/ A.S. WILLIAMS, III
------------------------------  Director                     December 12, 1997
      A.S. Williams, III

    /s/ STEVEN A. SCHULTZ
------------------------------  Director                     December 12, 1997
       Steven A.Schultz

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DEBORAH A. LONG
------------------------------  Director                     December 12, 1997
        Deborah A.Long

       /s/ CAROLYN KING
------------------------------  Director                     December 12, 1997
         Carolyn King

    /s/ RICHARD J. BIELEN
------------------------------  Director                     December 12, 1997
       Richard J.Bielen

     /s/ DANNY L. BENTLEY
------------------------------  Director                     December 12, 1997
       Danny L.Bentley

                                 EXHIBIT INDEX

                                                                                                       PAGE TO SEQUENTIAL
                                                                                                        NUMBERING SYSTEM
    NUMBER                                          DESCRIPTION                                       WHERE EXHIBIT LOCATED
--------------  -----------------------------------------------------------------------------------  -----------------------
         1(a)   Underwriting Agreement                                                                              *

         1(b)   Form of Distribution Agreement                                                                      *

         3(a)   Articles of Incorporation                                                                          **

         3(b)   By-laws                                                                                            **

         4(a)   Individual Modified Guaranteed Annuity Contract

         4(b)   Application for Individual Modified Guaranteed Annuity Contract

         5      Opinion re legality                                                                                 *

        23(a)   Consent of [independent accountants]                                                                *

        23(b)   Consent of Sutherland, Asbill & Brennan LLP                                                         *

        24      Powers of Attorney

        27      Financial Data Schedule                                                                             *

------------------------

 *  To be filed by amendment.

**  Previously filed in Form N-4 Registration Statement, Registration
    No.                    .